UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2012

RENTECH NITROGEN PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-35334	45-2714747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California 90024

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 1, 2012, James F. Dietz was appointed to the Board of Directors of Rentech Nitrogen GP, LLC (the “Board”), the general partner of Rentech Nitrogen Partners, L.P. (the “Company”). Mr. Dietz has also been appointed to serve on the Audit Committee of the Board. Mr. Dietz, age 65, has over 41 years of experience in the fertilizer and chemical industries. Mr. Dietz most recently served as Executive Vice President and Chief Operating Officer of Potash Corporation of Saskatchewan Inc. (PotashCorp) from November 2000 until he retired in June 2010. In addition to responsibility for PotashCorp’s worldwide operations, Mr. Dietz had responsibility for the corporation’s Safety, Health, and Environment performance and the Procurement functions. Mr. Dietz received a Bachelor of Chemical Engineering degree in 1969 and a Master of Science in Chemical Engineering in 1970, from The Ohio State University. Mr. Dietz will participate in the Company’s director compensation program once it is implemented.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(b) On February 1, 2012, the Board of Directors of Rentech Nitrogen GP, LLC approved a change in the Company’s fiscal year end from September 30 to December 31. As a result of this change, the Company will file a transition report on Form 10-K for the three-month period ended December 31, 2011 instead of a quarterly report on Form 10-Q. The Company expects to file the transition report on or about March 15, 2012.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Press Release issued by Rentech Nitrogen Partners, L.P. dated February 2, 2012 regarding Appointment of James F. Dietz.

99.2	Press Release issued by Rentech Nitrogen Partners, L.P. dated February 3, 2012 regarding Change in Fiscal Year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH NITROGEN PARTNERS, L.P.

By: Rentech Nitrogen GP, LLC
Its: General Partner

Date: February 3, 2012	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Chief Financial Officer